UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 28, 2003

TITANIUM INTELLIGENCE INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

333-88234
(Commission File Number)

27-0019071
(IRS Employer Identification No.)

1413 Lynnwood Avenue, Port Coquitlam, British Columbia, Canada V3B 4Y1
(Address of principal executive offices and Zip Code)

604.377.5201
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Item 4. Changes in Registrant's Certifying Accountant.

On March 28, 2003, we terminated our relationship with Davidson & Company ("Davidson"), the principal accountant previously engaged to audit our financial statements and retained Dohan and Company, P.A., CPA's ("Dohan") as the principal accountants to replace Davidson. Our board of directors approved the change of accountants from Davidson to Dohan.

The audit report of Davidson on our financial statements for the fiscal year ended December 31, 2001 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except such report was modified to include an explanatory paragraph for a going concern uncertainty.

In connection with the audit of the fiscal year ended December 31, 2001 including the subsequent interim periods since engagement through March 28, 2003, the date of termination, we had no disagreements with Davidson with respect to accounting or auditing issues of the type discussed in Item 304(a)(iv) of Regulation S-B. Had there been any disagreements that were not resolved to their satisfaction, such disagreements would have caused Davidson to make reference in connection with their opinion to the subject matter of the disagreement. In addition, during that time there were no reportable events (as defined in Item 304(a)(1)(iv) of Regulation S-B).

During the fiscal year ending December 31, 2001, including the subsequent interim periods since engagement through March 28, 2003, the date of Davidson's termination, and prior to the appointment of Dohan, we (or anyone on our behalf) did not consult with Dohan regarding any of the accounting or auditing concerns stated in Item 304(a)(2) of Regulation S-B. Since there were no disagreements or reportable events (as defined in Item 304(a)(2) of Regulation S-B), we did not consult Dohan in respect to these matters during the time periods detailed herein.

We provided Davidson with a copy of this report prior to filing it with the Securities and Exchange Commission ("Commission"). We requested that Davidson furnish us with a letter to the Commission stating whether Davidson agrees with the above statements. A copy of that letter dated April 4, 2003 is filed as an Exhibit to this Form 8-K.

Item 7. Financial Statements and Exhibits.

16.1 Letter from Davidson & Company dated April 4, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TITANIUM INTELLIGENCE INC.

/s/ Paulo Martins
By: Paulo Martins
President and Chief Executive Officer
Date: April 4, 2003